GATELY & ASSOCIATES, LLC	1248 Woodridge Court
Certified Public Accountants	Altamonte Springs, FL 32714
Telephone: 407-341-6942
	Telefax:	407-540-9612

November 10, 2005

United States Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4 of Form 8-K dated November 10, 2005 of ASAH Corp and are in agreement with the statements contained therein. Our review report expressed a going concern. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

Very truly yours,

/s/ Gately & Associates, LLC